Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE AND KYOWA HAKKO KOGYO SIGN EXCLUSIVE LICENSE AGREEMENT
IN ASIA FOR ARQ 197, C-MET INHIBITOR

Woburn, MA, April 27, 2007 — ArQule, Inc. (NASDAQ: ARQL) today announced that it has entered into an exclusive license agreement with Kyowa Hakko Kogyo Co., Ltd. (Kyowa) to develop and commercialize ARQ 197, a small molecule, selective inhibitor of the c-Met receptor tyrosine kinase, in Japan and parts of Asia.

The agreement includes $123 million in upfront and potential development milestone payments from Kyowa to ArQule, including a $30 million cash upfront licensing payment.  In addition, the agreement includes undisclosed sales milestone payments.  Upon commercialization, ArQule will receive double-digit royalties from Kyowa on net sales of ARQ 197.  Kyowa will be responsible for clinical development costs and commercialization of the compound in certain Asian countries, consisting of Japan, China (including Hong Kong), South Korea and Taiwan.

 “We are excited to enter into a partnership with a world-class Japanese company whose oncology franchise positions it strongly in Asian markets and whose resources will allow it to develop and commercialize ARQ 197 on a timely basis,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.  “Kyowa is able to leverage an impressive array of clinical development, manufacturing, sales and marketing capabilities that will help realize the full potential of ARQ 197 and deliver its benefits to cancer patients in Asia.  Our agreement with them represents an important validation of this compound.

“In retaining proprietary rights to ARQ 197 in the rest of the world, we preserve a broad range of longer-term strategic options for ArQule that will unlock the full value of this novel compound, including, for example, increased flexibility in pursuing additional partnering agreements and an enhanced ability to continue the further development of ARQ 197 independently should we elect to do so,” said Dr. Hill.

ArQule will hold a conference call to discuss this agreement today, April 27, beginning at 9:30 a.m.  Dr. Stephen A. Hill, president and chief executive officer of ArQule, will lead the call.

Date & Time:	Friday, April 27, 2007, at 9:30 a.m., eastern time
Conference Call Numbers
Toll Free:	866.713.8567
Toll:	617.597.5326
Code:	ArQule
Webcast:	www.arqule.com
Archived Call:
Toll Free:	888.286.8010
Toll:	617.801.6888
Code:	17788849

As a result of this agreement, ArQule will be updating its financial guidance for the 2007 fiscal year during its first quarter conference call on May 3, 2007.

About ARQ 197 and c-Met

ARQ 197 is the lead product from the Company’s Cancer Survival Protein modulation program.  Other than the rights licensed under the agreement with Kyowa, ArQule retains all rights to compounds derived from this program, including ARQ 197.

ARQ 197 mediates its effects by inhibiting the activity of c-Met, a receptor tyrosine kinase that plays multiple key roles in human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis.  C-Met is abnormally activated in most cancers and is believed to control multiple signal transduction pathways involved in tumor growth and metastasis.  Pre-clinical findings have demonstrated that ARQ 197 inhibits c-Met in a wide range of human tumor cell lines and possesses anti-tumor activity against several types of xenografted human tumors in mice.

Interim Phase I data with ARQ 197, presented at the 18th EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics, demonstrated clinical tolerability, pharmacokinetics and signs of anti-tumor activity in cancer patients with a broad range of metastatic solid tumor types who had failed prior treatment regimens. The American Society of Clinical Oncology (ASCO) has accepted for oral presentation the Company’s abstract for ARQ 197 (A Phase 1 Dose Escalation Study of ARQ 197, a Selective Inhibitor of the c-Met Receptor in Patients with Metastatic Solid Tumors) at the 43rd ASCO Annual Meeting, June 1-5, 2007, in Chicago.  This presentation will describe final results from this trial.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product that inhibits a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s license agreement with Kyowa Hakko Kogyo Co., Ltd., including potential future milestone and royalty payments that could result from the Company’s and Kyowa’s future development of ARQ 197.  Failure to successfully develop ARQ 197 could prevent us from receiving these future payments. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in ongoing or later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development. Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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